EXHIBIT 99.1

ASBURY	Contact Information: Stacey Yonkus
Automotive Group	Asbury Automotive
203-356-4424
investor@asburyauto.com

ASBURY AUTOMOTIVE GROUP REPORTS

FOURTH QUARTER AND 2002 FINANCIAL RESULTS

STAMFORD, Conn. – February 27, 2003 – Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today reported financial results for the fourth quarter and year ended December 31, 2002.

Net income from continuing operations for the quarter was $6.2 million, or $0.18 per share. Asbury’s quarterly net income totals for 2002 are not comparable with those from 2001 due to Asbury’s conversion from a partnership to a “C” corporation in conjunction with the Company’s initial public offering in 2002. Income from continuing operations before taxes and minority interest was $10.2 million for the fourth quarter of 2002, compared with $12.9 million in the fourth quarter of 2001 (adjusted to exclude goodwill amortization). The decline reflects lower new and used retail vehicle sales and increased expenses.

The Company’s total revenues for the quarter were approximately $1.1 billion, down 2% from the same period a year ago. On a same-store basis, total retail revenues were down 5.7%, while same-store retail gross profit was down 3.7%. As a percent of revenue, gross profit for the quarter increased to 15.8% as compared to 15.6% a year ago, both on a same-store and GAAP basis. New vehicle retail revenues decreased 4.4%, while the related gross profit decreased 11.7%. Used vehicle retail revenue decreased 5.2%, while the related gross profit decreased 5.5%. Parts and service revenues increased 6.1%, while the related gross profit increased 8.3%. Net finance and insurance (F&I) revenue increased 5.4%, while F&I profit per vehicle retailed rose 14.7% to $765.

President and CEO Kenneth B. Gilman said, “Although our retail vehicle sales were down for the quarter, roughly in-line with industry trends, we were very pleased with the continued robust performance in our parts and service operations and our finance and insurance business. These businesses truly provide a strong element of stability to our bottom line. An 8% increase in parts and service gross profit and a 15% gain in finance and insurance profit per vehicle retailed are real accomplishments. The increased contributions from these areas enabled us to achieve a higher gross margin overall for the quarter.”

For the full year 2002, pro-forma net income from continuing operations was $46.1 million, or $1.36 per share. This excludes a non-recurring deferred income tax provision required by SFAS 109 related to Asbury’s change in tax status from a limited liability company to a “C” corporation, and assumes that the Company was a publicly traded “C” corporation for the entire period. On a GAAP basis, without giving effect to these adjustments, income from continuing operations for 2002 was $39.9 million, or $1.21 per share. Income from continuing operations before taxes, minority interest and extraordinary loss was $76.6 million, up 29% from 2001 after adjusting for goodwill amortization. Revenues for the year were approximately $4.5 billion, up 7% from 2001.

Pro-forma net income from continuing operations for the full year 2002 included $0.13 per share in net costs attributable to the Company’s Price 1 used car pilot program. Mr. Gilman said, “Price 1‘s impact on the fourth quarter was approximately $0.03 per share, in-line with our projections. We continue to believe the upside potential of Price 1 offers an attractive risk/reward trade-off.”

The Company also reported that Deloitte & Touche L.L.P. has completed its previously announced re-audit of the Company’s financial statements for 2001 and 2000 for inclusion in the Company’s 2002 filing on Form 10-K to be filed in March 2003. No prior year restatements will be required as a result of this re-audit. The re-audit was required based on guidance by the Auditing Standards Board for companies with both discontinued operations and previously issued financial statements that were audited by a firm that has ceased to exist.

Mr.  Gilman continued, “For 2003, we are still fundamentally optimistic about the industry sales outlook. Notwithstanding the obvious geopolitical factors beyond our control, there are powerful forces at work that we believe should help sustain auto sales at a relatively high level. These include ongoing manufacturer incentives, affordability and demographic trends, and the industry’s exceptional new product pipeline. Based on new light vehicle sales for 2003 of about 16 million units, and in view of our diverse income streams (excluding the potential contribution from acquisitions), we are now targeting 2003 earnings per share in a range between $1.50 and $1.60.”

The Company noted that its 2003 earnings guidance does not include the impact of the pending Bob Baker Auto Group acquisition or any additional 2003 acquisitions. On a pro-forma annual basis, the full impact of the Baker acquisition is expected to add earnings of approximately $0.13 to $0.15 per share. Although Asbury continues to move forward with the expectation that this transaction will close, the Company can make no assurances as to the timing or completion of this transaction.

“Longer term,” Mr. Gilman concluded, “we continue to believe that Asbury is capable of increasing its earnings at least 15% annually, on average, over the next several years – 8% organically and 7% through acquisitions. Our franchises are weighted toward luxury and mid-line import brands, and are well-positioned in attractive regional markets across the United States. With a business model geared toward making Asbury an ‘acquirer of choice,’ our primary operating goal this year will be on maintaining a strong level of discipline across our platforms and throughout the Company, focusing on expenses, new vehicle market share and overall customer satisfaction. During 2003 we will be working with our platform management on these objectives, driving results in a consistent manner to enable us to meet the earnings guidance we are announcing today.”

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2002 revenues of $4.5 billion. Built through a combination of organic growth and a series of strategic acquisitions over the past six years, Asbury now operates through nine geographically concentrated, individually branded “platforms.” These platforms operate 93 retail auto stores, encompassing 131 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury believes that its product mix includes one of the highest proportions of luxury and mid-line import brands among leading public U.S. automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans, projections and guidance regarding the Company’s financial position, results of operations, market position, product development, pending and potential future acquisitions and business strategy. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company’s relationships with vehicle manufacturers and other suppliers, risks associated with the company’s substantial indebtedness, risks related to pending and potential future acquisitions, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees that the Company’s plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the Company’s registration statement on Form S-1 and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

(Tables Follow)

ASBURY AUTOMOTIVE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,	December 31,
ASSETS	2002	2001
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$22,613	$60,506
Contracts-in-transit	91,190	93,044
Accounts receivable, net	96,090	81,347
Inventories	604,792	496,054
Prepaid and other current assets	35,817	26,663

Total current assets	850,502	757,614
PROPERTY AND EQUIPMENT, net	286,930	256,402
GOODWILL, net	402,133	392,856
OTHER ASSETS	66,079	58,141

Total assets	$1,605,644	$1,465,013

LIABILITIES AND STOCKHOLDERS'/MEMBERS' EQUITY
CURRENT LIABILITIES:
Floor plan notes payable	$540,419	$451,375
Short-term debt	-	10,000
Current maturities of long-term debt	35,009	35,789
Accounts payable and accrued liabilities	114,535	112,833

Total current liabilities	689,963	609,997
LONG-TERM DEBT	440,143	492,548
OTHER LIABILITIES	45,677	14,561
STOCKHOLDERS'/MEMBERS' EQUITY	429,861	347,907

Total liabilities and stockholders'/members' equity	$1,605,644	$1,465,013

ASBURY AUTOMOTIVE GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
			December 31,	December 31,	December 31,
	December 31,	December 31,	2002	2001	2001
	2002	2001	Pro Forma (a)	Actual (b)	Actual
REVENUES:
New vehicle	$641,948	$673,676	$2,667,393	$2,667,393	$2,497,515
Used vehicle	285,148	283,909	1,195,613	1,195,613	1,119,692
Parts, service and collision repair	126,515	119,200	505,813	505,813	473,355
Finance and insurance, net	27,984	26,554	117,219	117,219	103,352

Total revenues	1,081,595	1,103,339	4,486,038	4,486,038	4,193,914
COST OF SALES:
New vehicle	591,696	616,818	2,451,301	2,451,301	2,292,379
Used vehicle	260,505	257,996	1,089,102	1,089,102	1,020,212
Parts, service and collision repair	58,688	56,575	238,725	238,725	228,203

Total cost of sales	910,889	931,389	3,779,128	3,779,128	3,540,794

GROSS PROFIT	170,706	171,950	706,910	706,910	653,120
OPERATING EXPENSES:
Selling, general and administrative	139,412	136,674	550,615	550,615	502,730
Depreciation and amortization	6,474	7,853	23,928	23,928	30,344

Income from operations	24,820	27,423	132,367	132,367	120,046
OTHER INCOME (EXPENSE):
Floor plan interest expense	(4,816)	(4,390)	(17,947)	(17,947)	(26,443)
Other interest expense	(9,674)	(10,460)	(38,423)	(38,423)	(44,491)
Interest income	255	291	1,200	1,200	2,499
Net losses from unconsolidated entities	-	(2,248)	(100)	(100)	(3,248)
Other income (expense)	(339)	272	(493)	(493)	1,527

Total other expense, net	(14,574)	(16,535)	(55,763)	(55,763)	(70,156)

Income before income taxes, minority interest,
extraordinary loss and discontinued operations	10,246	10,888	76,604	76,604	49,890
INCOME TAX PROVISION:
Income tax expense	4,079	797	30,488	25,189	4,980
Tax adjustment upon conversion from an L.L.C. to a "C"
corporation	-	-	-	11,553	-
MINORITY INTEREST	-	411	-	-	1,240

Income before extraordinary loss and discontinued
operations	6,167	9,680	46,116	39,862	43,670
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT	-	-	-	-	(1,433)
DISCONTINUED OPERATIONS, net of tax	(669)	644	-	(1,777)	1,945

Net income	$5,498	$10,324	$46,116	$38,085	$44,182

EARNINGS PER COMMON SHARE:
Basic and Diluted
Income from continuing operations	$0.18	$1.36	$1.21

Net income	$0.16	$1.36	$1.15

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	33,810	33,952	33,065

Diluted	33,810	33,960	33,073

(a)	Pro forma column includes a tax provision as if the Company were a “C” corporation for the entire year as well as assumes that all shares were outstanding for the full year. This column excludes a one-time charge to establish a net deferred tax liability upon the Company’s conversion to a “C” corporation as required by SFAS 109.

(b)	Reconciliation of GAAP net income to pro forma net income:

	Dollars		EPS
GAAP net income	$38,085		$1.15
Tax adjustment upon conversion from an L.L.C. to a "C" corporation	11,553		0.35
Pro forma income tax charge	(5,299	)(c)	(0.16)
Discontinued operations	1,777		0.05
Impact of the increase in pro forma shares outstanding	-		(0.03)

Pro forma net income from continuing operations	46,116		$1.36

(c)     Represents the pro forma tax charge for the time period during the year that the company was an L.L.C.

ASBURY AUTOMOTIVE GROUP, INC.
SELECTED DATA
(dollars in thousands, except per unit data)
(unaudited)

	GAAP Results For the Three Months Ended		Same Store Results for the Three Months Ended		GAAP Results For the Twelve Months Ended		Same Store Results for the Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
	2002	2001	2002	2001	2002	2001	2002	2001
RETAIL UNITS:
New	22,331	24,436	21,937	24,427	96,282	94,050	91,872	93,635
Used	14,267	15,368	13,407	15,368	60,166	59,725	55,176	59,509

Total	36,598	39,804	35,344	39,795	156,448	153,775	147,048	153,144
REVENUE:
New retail	$631,592	$660,796	$620,653	$660,627	$2,624,066	$2,459,768	$2,497,334	$2,451,247
Used retail	217,914	229,809	206,493	229,809	914,471	879,076	839,631	875,977
Parts, service and collision
repair	126,515	119,200	123,489	119,087	505,813	473,355	482,540	471,346
Finance and insurance, net	27,984	26,554	27,057	26,744	117,219	103,352	111,849	103,184
Fleet	10,356	12,880	10,297	12,880	43,327	37,747	34,014	37,747
Wholesale	67,234	54,100	59,811	54,082	281,142	240,616	254,505	239,790
Total	1,081,595	1,103,339	1,047,800	1,103,229	4,486,038	4,193,914	4,219,873	4,179,291

GROSS PROFIT:
New retail	$44,290	$50,477	$43,594	$50,465	$191,262	$179,635	$182,136	$179,165
Used retail	25,496	26,993	24,036	26,992	109,782	102,752	101,729	102,420
Parts, Service and collision
repair	67,827	62,625	66,254	62,592	267,088	245,152	252,781	244,282

Finance and Insurance, net	27,984	26,554	27,057	26,744	117,219	103,352	111,849	103,184
Fleet	446	481	442	481	1,441	2,170	1,229	2,171
Wholesale	(853)	(1,080)	(923)	(1,075)	(3,271)	(3,272)	(2,704)	(3,165)
Floor Plan Interest Credit	5,516	5,900	5,388	5,899	23,389	23,331	22,081	23,259

Total	170,706	171,950	165,848	172,098	706,910	653,120	669,101	651,316
GROSS MARGIN %:
New retail (including floor plan
interest credit)	7.9%	8.5%	7.9%	8.5%	8.2%	8.3%	8.2%	8.3%
Used retail	11.7%	11.7%	11.6%	11.7%	12.0%	11.7%	12.1%	11.7%
Parts, service and collision
repair	53.6%	52.5%	53.7%	52.6%	52.8%	51.8%	52.4%	51.8%
Finance and insurance, net	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Total	15.8%	15.6%	15,8%	15.6%	15.8%	15.6%	15.9%	15.6%
GROSS PROFIT PER UNIT:
New retail (including floor plan
interest credit)	$2,230	$2,307	$2,233	$2,307	$2,229	$2,158	$2,223	$2,162
Used retail	1,787	1,756	1,793	1,756	1,825	1,720	1,844	1,721

Weighted average	2,058	2,095	2,066	2,095	2,074	1,988	2,081	1,991
F & I PVR	$765	$667	$766	$672	$749	$672	$761	$674
EBITDA (a)	$26,394	$31,449	$26,741	$33,364	$139,055	$127,973	$133,795	$131,937
EBITDA %	2.4%	2.9%	2.6%	3.0%	3.1%	3.1%	3.2%	3.2%
OPERATING INCOME %	2.3%	2.5%	2.6%	2.6%	3.0%	2.9%	3.2%	3.0%
CAPITAL EXPENDITURES	$19,375	$11,281			$57,477	$50,032
FREE CASH FLOW (b)	($21,150)	$11,786			$10,629	$46,493

	December 31, 2002	December 31, 2001
CAPITALIZATION:
Long-term debt (including current portion)	$475,152	$528,337
Stockholders'/members' equity	429,861	347,907

Total	$905,013	$876,244

(a)	EBITDA is defined as earnings before income taxes, minority interest, extraordinary loss, discontinued operations, other interest expense, depreciation and amortization and net losses from unconsolidated affiliates.

(b)	Free cash flow is defined as net cash provided by operating activities less capital expenditures.